EXHIBIT 4.24

THIRD AMENDMENT TO THE
PEREGRINE PHARMACEUTICALS, INC.
2011 STOCK INCENTIVE PLAN

Peregrine Pharmaceuticals, Inc., a Delaware corporation (the “Company”), previously established the Peregrine Pharmaceuticals, Inc. 2011 Stock Incentive Plan, as amended (the “2011 Plan”). The Plan was approved by the Company’s stockholders at the Company’s 2011 Annual Meeting on October 20, 2011. At a duly noticed meeting held on April 24, 2015, the Board of Directors of the Company, and the Compensation Committee of the Board, approved and adopted the following amendment to the 2011 Plan.

1.     Paragraph (iii) of Section 6.1(f) (Lapse of Option) of ARTICLE 6 of the 2011 Plan is hereby amended and restated in its entirety to read as follows:

(iii) If the Participant has a Termination of Employment (or Service) on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the Option shall lapse, unless otherwise exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b), unless otherwise provided in the Award Agreement, 12 months after the date of the Participant’s Termination of Employment (or Service) on account of Disability or death. Upon the Participant’s Disability or death, any Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Option or dies intestate, by the person or persons entitled to receive the Option pursuant to the laws of descent and distribution.

2.     Except as amended by this Third Amendment, all other terms of the 2011 Plan shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 24th day of April, 2015.

The Company:

PEREGRINE PHARMACEUTICALS, INC.
a Delaware corporation

By: /s/ Paul Lytle

Name: Paul Lytle

Title:   Chief Financial Officer